EXHIBIT 10(iii)(c)



TO:      VICE PRESIDENT AND/OR GROUP PRESIDENT

SUBJECT:  BONUS CONTRACT FOR 1998

The bonus plan applying to you for 1998 is outlined below:

1.  Should  your  operating  group attain  worldwide operating
    income of  $________,  you  will receive  a  bonus  of    % of
    your annual  salary  rate  in effect on December 31, 1998.

2. For each $_________ by which your worldwide operating income exceeds $___________ up to $___________, you will receive __%
    of your salary. For each $_________ over $___________, you will receive _% of your salary.

3. If you achieve a productivity improvement of ___%, you will receive an additional _% of your salary.

4. If you attain _____% accounts receivable and inventory as a percent of sales, you will receive _% of your salary. For each ___% reduction thereafter, you will receive an additional _% of your salary.

5. You may receive an additional discretionary award of up to __% of your salary. The award will be based upon your individual achievements and the accomplishments of your Group. Your performance related to reengineering of business processes will be a major factor in determining the amount of bonus awarded under this paragraph especially in our company-wide procurement initiative and the year 2000 project. Any award also will be dependent upon the Company's overall performance.

6. The maximum bonus award on the sum of paragraphs (1) and (2) will be limited to __% of your salary. The maximum bonus award on paragraph (3) will be __% of salary. The maximum bonus award on paragraph (4) will be __% of salary. The maximum award on the sum of paragraphs (1) through (4) will be limited to ___% of salary.

7.  Should the Company achieve or exceed Earnings Per Share of
    $____, the total bonus percentage earned by you under paragraphs (1) through (5) will be increased in accordance with the following schedule:

           EARNINGS PER         BONUS % EARNED PAR.1-5
          SHARE ATTAINED           INCREASED BY
              $____                     10%
              $____                     15%
              $____                     20%
              $____                     25%

8. The maximum bonus award for paragraphs (1) through (6) will be limited to ___% of your annual salary rate in effect on December 31, 1998.

9. Acquisitions, divestitures, changes in assignment, changes in accounting procedures or tax law, abnormal deviations to plan in other income and expenses in your financial income statements, and/or corrections in historical data during 1998 may necessitate pro rata adjustments in the above goals and/or actual operating results. Any such changes will be advised as soon as possible.

10. The results will be tabulated by the Corporate Controller's
    Office and reflected on Operating Income and Accounts
    Receivable and Inventory Reports.

11. It is the present intention of the Company to decide the amount of bonus for 1998 in February 1999. If the above objectives are not attained, any bonus award made will be at the sole discretion of the Company.

12. The Company will be the final arbiter of interpretation of the above arrangements.




               J. E. Perrella                     J. F. Travis
               Chairman                           Vice Chairman